UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 16, 2024 (October 16, 2024)

COMMUNITY HEALTHCARE TRUST INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-37401	46-5212033
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3326 Aspen Grove Drive, Suite 150, Franklin, Tennessee 37067
(Address of Principal Executive Offices) (Zip Code)

(615) 771-3052

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.01 par value per share	CHCT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 16, 2024, Community Healthcare Trust Incorporated (the “Company”), as borrower, entered into a second amendment (the “Second Amendment”) to the third amended and restated credit agreement (the “Credit Agreement”) with a syndicate of lenders, under which Truist Bank serves as administrative agent.

The Second Amendment is described in further detail in Item 2.03 below.

The summary of the Second Amendment contained herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amendment, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information reported under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

The Second Amendment amends the Credit Agreement to, among other things, (i) increase the aggregate principal amount of the revolving credit facility (the “Revolving Facility”) from $150.0 million to $400.0 million; (ii) extend the maturity date of the Revolving Facility from March 19, 2026 to October 16, 2029; and (iii) decrease the interest rate payable on the Revolving Facility by 10 to 30 basis points, depending on the Company’s leverage ratio. Proceeds from the increased Revolving Facility were used to repay the existing seven-year term loan facility in the aggregate principal amount of $75.0 million (the “A-3 Term Loan”), which was scheduled to mature on March 29, 2026. In addition, approximately $123.0 million that was outstanding under the Revolving Facility prior to October 16, 2024 will remain outstanding under the Revolving Facility pursuant to the Second Amendment.

As amended by the Second Amendment, the Credit Agreement allows the Company to borrow, through the accordion feature, up to $875.0 million, including the ability to add and fund incremental term loans, and includes the following (the “Credit Facility”):

(i)	the $400.0 million Revolving Facility, which will mature on October 16, 2029;

(ii)	the existing seven-year term loan facility in the aggregate principal amount of $125.0 million (the “A-4 Term Loan”), which will mature on March 19, 2028;

(iii)	the existing seven-year and three-month term loan facility in the aggregate principal amount of $150.0 million (the “A-5 Term Loan”), which will mature on March 14, 2030; and

(iv)	an accordion feature that provides the Company with additional capacity, subject to the satisfaction of customary terms and conditions, including obtaining additional commitments from the lenders under the Credit Agreement, of up to $200.0 million.

As amended by the Second Amendment, amounts outstanding under the Revolving Facility will bear annual interest at a floating rate that is based, at the Company’s option, on either: (i) adjusted term SOFR or adjusted daily simple SOFR (each as defined in the Credit Agreement) plus 1.15% to 1.75% or (ii) a base rate (as defined in the Credit Agreement) plus 0.15% to 0.75% in each case, depending upon the Company’s leverage ratio. Amounts outstanding under the A-4 Term Loan and A-5 Term Loan will continue to bear annual interest at a floating rate that is based, at the Company’s option, on either: (i) adjusted term SOFR or adjusted daily simple SOFR (each as defined in the Credit Agreement) plus 1.65% to 2.30% or (ii) a base rate (as defined in the Credit Agreement) plus 0.65% to 1.30%, in each case, depending upon the Company’s leverage ratio. The Company previously entered into interest rate swaps to fix the interest rates on the A-3 Term Loan, A-4 Term Loan and A-5 Term Loan, with the interest rate swaps on the A-3 Term Loan remaining in place to fix the interest rates on a portion of the borrowings now under the Revolving Facility.

Item 7.01	Regulation FD Disclosure.

On October 16, 2024, the Company issued a press release announcing the amendments to the Revolving Facility. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

This information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that section and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibits

10.1	Second Amendment, dated as of October 16, 2024, to Third Amended and Restated Credit Agreement, dated as of March 19, 2021, by and among Community Healthcare Trust Incorporated, as borrower, the several banks and financial institutions party thereto as lenders, and Truist Bank, as administrative agent
99.1	Press release dated October 16, 2024
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY HEALTHCARE TRUST INCORPORATED

Date: October 16, 2024	By:	/s/ William G. Monroe IV
Name: William G. Monroe IV
Title: Executive Vice President and Chief Financial Officer